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									 EXHIBIT 12(a)





						       COMPUTATION OF RATIO OF INCOME TO FIXED CHARGES
						    SEARS, ROEBUCK AND CO. AND CONSOLIDATED SUBSIDIARIES





						     Twelve        Three
						     Months        Months
						     Ended         Ended
						     Mar. 29,      Mar. 29,                       Year Ended
						     1997          1997
(millions, except ratios)                            (unaudited)   (unaudited)      1996     1995     1994     1993     1992

Fixed Charges

  Interest and amortization of debt discount
   and expense on all indebtedness                     $1,364        $352          $1,365   $1,373   $1,279   $1,318   $1,389

  Add interest element implicit in rentals                127          37             121      119      114      105      165
							1,491         389           1,486    1,492    1,393    1,423    1,554
  Interest capitalized                                      4           1               5        4        1        3       23
Total fixed charges                                    $1,495        $390          $1,491   $1,496   $1,394   $1,426   $1,577

Income (loss)
  Income (loss) from continuing operations             $1,302        $182          $1,271   $1,025     $857     $625  ($1,812)
  Deduct undistributed net income (loss)
   of unconsolidated companies                             16           8               8        9       (7)       6       (4)
							1,286         174           1,263    1,016      864      619  ( 1,808)
Add
  Fixed charges (excluding interest capitalized)        1,491         389           1,486    1,492    1,393    1,423    1,554
  Income taxes (benefit)                                  899         165             834      703      614      329  ( 1,039)
    Income (loss) before fixed charges and
     income taxes                                      $3,676        $728          $3,583   $3,211   $2,871   $2,371  ($1,293)

Ratio of income to fixed charges                         2.46        1.87            2.40     2.15     2.06     1.66     (A)



(A)  As a result of the loss for the year ended December 31, 1992, earnings did not cover fixed charges by $2,870 million.
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